Exhibit 99.1

Alimera Sciences
4Q '15 Results Call (Edited)
March-03-2016

Operator: Greetings, and welcome to the Alimera Sciences Fourth Quarter 2015 Results Call.

At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Rich Cockrell. Thank you, Mr. Cockrell. You may begin.

Mr. Rich Cockrell: Thank you, Brenda.

Good morning, everyone, and thank you for joining us today for the Alimera Sciences Fourth Quarter and Year End Financial Results Conference Call.

With me on the call today are Dan Myers, Chief Executive Officer, and Rick Eiswirth, President and Chief Financial Officer.

Yesterday evening, Alimera Sciences was pleased to issue a press release announcing fourth quarter and year-end 2015 financial results.

Today's call is being webcast and will also include a slide presentation, which has been posted to the company's website. Following remarks by management, the call will be open to your questions.

Now, during the course of this call, management may make certain forward-looking statements regarding future events and the company's future expected performance. These forward-looking statements reflect Alimera's current perspective on existing trends and information and can be identified by such words as expect, plan, will, may, anticipate, believe, should, intend and other words of similar meaning. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. These risks are described in the risk factors and management discussion and analysis section of the financial--of financial conditions of Alimera's annual report on Form 10-K for the fiscal year ended December 31st, 2014, and Alimera's quarterly report on Form 10-Q for the quarter ended September 30th, 2015, which are on file with the Securities and Exchange Commission and available on the SEC's website.

Additional factors may also be set forth in those sections of Alimera's annual report on Form 10-K for the year ended December 15th, 2015 to be filed with the SEC in the first quarter of 2016. Any addition--in addition, any unaudited or pro forma financial information is preliminary and does not purport to project future financial positions or operating results of the company. Actual results may differ materially.

For the benefit of those of you who may be listening to the replay, this call was held and recorded on Thursday, March 3rd at approximately 10 AM Eastern Time. Since then, Alimera may have made additional announcements related to the topics discussed herein. Please reference Alimera's most recent press releases and current filings with the SEC. All forward-looking statements contained in the presentation are expressly qualified by the cautionary statements contained or referred to in this presentation. Alimera cautions investors not to rely too heavily on the forward-looking statements it makes or that are made on behalf--on its behalf.

These forward-looking statements speak only as of the date of this presentation. Alimera undertakes no obligation and specifically declines any obligation to publically update or revise any such forward-looking statements whether as a result of new information, future events or otherwise. Alimera declines any obligation to update these forward-looking statements except as required by applicable law.

Now, with that, I'd like to turn the call over to Dan Myers, CEO of Alimera.

Mr. Dan Myers: Thank you, Rich.

It doesn't seem possible that, one year ago, we were launching our commercial organization in the US. In 2015, we expanded to the point where more than three times as many patients have access to ILUVIEN, our intravitreal implant for diabetic macular edema. In 2015, we achieved record sales of $22.4 million, a 167 percent increase in revenue over 2014 with $15.2 million being attributed to sales in the US and $7.3 million to sales in our international segment. This growth is primarily attributed to our launch in the US where we built our sales infrastructure early in 2015.

ILUVIEN was also launched in Portugal and was successfully relaunched in Germany. Furthermore, we expanded our opportunity for the future of availability of ILUVIEN in additional markets by entering into partnerships in Canada, Italy and the Middle East.

In the fourth quarter of 2015, we realized a 241 percent increase in revenue over the same period in 2014, yielding a 5.8 million net revenue. US sales accounted for 3.9 million of that revenue, and international sales were 1.9 million in the quarter.

Notable highlights in the quarter included the granting of the permanent J-code in the United States, which became available on the first of January 2016. In Germany, we saw the continued growth of ILUVIEN sales with fourth quarter unit sales matching our previous best quarter. We expanded our opportunities for growth in significant DME market by partnering with MEAgate International, headquartered in the United Arab Emirates, to distribute ILUVIEN throughout much of the Middle East where the diabetic population is significant.

We believe the availability of ILUVIEN's J-code will have a significant impact on our business in 2016. This code, a permanent code that identifies ILUVIEN specifically in the reimbursement process, has led to the unlocking of certain accounts that were closed to us in 2015 due to reimbursement concerns. It has also resulted in a substantial uptick in benefit investigations, referred to as BIs, in the first quarter of 2016. As a matter of fact, BIs for new patients year-to-date 2016 have already exceeded total fourth quarter BIs for new patients in 2015. We see these investigations as a leading indicator of interest in ILUVIEN as it represents true patient identification for retinal specialists.

While the demand creation evidenced by BIs has been encouraging, the conversion process to actual injections in the first quarter is taking longer than anticipated, resulting in lower monthly sales. In addition to driving this demand, our sales representatives are working with physician offices to ensure these patients are scheduled and treated.

As of December 31st, 2015, our US sales force has grown to include 37 sales executives. We have added additional headcount to increase our presence with key accounts. We closed 2015 with 312 accounts having purchasing ILUVIEN in the US prior to the activation of the J-code in 2016.

In our international segment as a whole, Q4 unit volume was 7 percent higher than in the same period in 2014. Results were strongest in Germany, which delivered a 63 percent increase in volume compared with the same period in 2014.

We continued to broaden the inclusion of ILUVIEN in reimbursement contracts and are very pleased that Germany is once again our largest source of revenue in our international segment.

Portugal finished 2015 with record quarterly sales. This small but significant market was a challenge from a market access perspective. However, by the end of quarter four, we executed contracts in more than 50 percent of our target accounts, thereby significantly increasing coverage of the DME population. It's this access to funding that has led to the strong results we saw in the quarter, and we look forward to further increasing the level of access during 2016.

As expected, the increased competition following the NICE approval of reimbursement for Ozurdex and EYLEA for the treatment of DME resulted in a slowdown in UK sales that continued in quarter four. The slowdown we have experienced is directly related to the consideration of EYLEA in Ozurdex guidance and their place in UK treatment algorithms for DME. We believe we'll absorb this slowdown and return to growth in the UK in 2016 for two reasons. First, with respect to EYLEA, data from the recent DRCR.Net's Protocol T two year readout indicated there are no significant differences in outcomes between the licensed anti-VEGF treatments. Therefore, the number of patients insufficiently responsive to these treatments will not change.

Second, with response to Ozurdex, we believe that the emerging real world data indicates that ILUVIEN performs better to or equal to than it did in the FAME study. This correlation has not been observed with Ozurdex.

With that, I'd like to turn it over to our President and CFO, Rick Eiswirth.

Mr. Rick Eiswirth: Thank you, Dan. Thank you all for joining us today.

Consolidated net revenue increased by approximately $4.1 million or 241 percent to approximately $5.8 million for the three months ended December 31st, 2015, compared to net revenue of approximately $1.7 million for the three months ended December 31st, 2014. Consolidated net revenues increased by approximately $14 million or 167 percent to approximately $22.4 million for the year ended December 31st, 2015 compared to net revenue of approximately $8.4 million for the year ended December 31st, 2014. These increases were primarily driven by increased sales of ILUVIEN in the US following our launch in the US in the first quarter of 2015.

Fourth quarter 2015 revenues were affected by seasonality as well as some US accounts deferring treatment of patients into 2016 to take advantage of the newly announced J-code. We believe that this specific J-code reimbursement will drive additional use and reduce some reimbursement concerns from US practices in 2016.

US net revenue was $3.9 million in the fourth quarter of 2015. For the year ended December 31st, 2015, US net revenue was approximately $15.2 million.

US net revenue in 2015 was a result of the commercial launch of use of ILUVIEN by retinal physicians. There were no significant ILUVIEN sales in the US in 2014.

Our international revenue increased by approximately $200,000 or 12 percent to approximately $1.9 million for the three months ended December 31st, 2015, compared to approximately $1.7 million for the three months ended December 31st, 2014. The increase was primarily attributable to unit sales in Germany, offset by lower sales in the UK and the impact of decreases in the value of the British Pound Sterling and the Euro.

International net revenue decreased by approximately $1.1 million or 13 percent to approximately $7.3 million for the year ended December 31st, 2015 compared to approximately $8.4 million for the year ended December 31st, 2014. The decrease was primarily attributable to a decrease in German unit sales and decreases in the value of the British Pound Sterling and the Euro offset by incremental sales associated with the commercial launch of ILUVIEN in Portugal in 2015.

Consolidated gross profit increased by $3.8 million or 238 percent to approximately $5.4 million for the three months ended December 31st, 2015 compared to $1.6 million for the three months ended December 31st, 2014. Gross margin was 92 percent and 93 percent for the three months ended December 31st, 2015 and 2014 respectively.

Consolidated gross profit increased by $13.7 million or 196 percent to $20.7 million for the year ended December 31st, 2015 compared to approximately $7 million for the year ended December 31st, 2014. Gross margin was 92 percent and 83 percent for the years ended December 31st, 2015 and 2014 respectively.

Consolidated research, development and medical affairs expenses for the fourth quarter of 2015 increased to approximately $3.6 million compared to approximately $3 million during the fourth quarter of 2014. Research, development and medical affairs expenses for fiscal year ended 2015 increased to approximately $14.8 million compared to $11.8 million during fiscal 2014. These increases were primarily due to the hiring of medical science liaisons and expanded scientific and medical communication in 2015 to support the US commercial launch of ILUVIEN and ongoing post marketing studies of ILUVIEN.

Consolidated general and administrative expenses remained flat for the fourth quarter of 2015 compared to the fourth quarter of 2014 at approximately $3.7 million. Consolidated general and administrative expenses for the year ended--year ended 2015 increased to approximately $14.2 million compared to approximately $12.4 million during the fiscal year 2014. This increase is due to the growth in our infrastructure to support our global business.

Consolidated sales and marketing expenses increased $1.8 million or 34 percent to approximately $7.1 million for the three months ended December 31st, 2015 compared to approximately $5.3 million for the three months ended December 31st, 2014. Consolidated sales and marketing expenses increased $13 million or 86 percent to $28.1 million for the year ended December 31st, 2015 compared to approximately $15.1 million for the year ended December 31st, 2014. This increase in expense was primarily related to our investment in the US commercial launch team that supported ILUVIEN in the US.

GAAP net loss applicable to common stockholders for the three months ended December 31st, 2015 was approximately $10.7 million compared to approximately $10 million for the three months ended December 31st, 2014. GAAP basic and diluted net loss per share for the fourth quarter of 2015 was 24 cents per share on 44.6 million weighted average shares outstanding compared with GAAP basic and diluted net loss per share of 23 cents per share on 44.3 million weighted average shares outstanding during the fourth quarter of 2014.

GAAP net loss applicable to common stockholders for the year ended December 31st, 2015 was approximately $30.6 million compared to approximately $36.7 million for the year ended December 31st, 2014. GAAP basic and diluted net loss per share for the year ended December 2015 was 69 cents per share on 44.5 million weighted average shares outstanding compared with GAAP basic and diluted net loss per share of 91 cents per share on 40.4 million weighted average shares outstanding during the year ended December 31st, 2015.

As of December 31st, 2015, we had cash and cash equivalents of $31.1 million. Due to less than expected sales of ILUVIEN in January and February of 2016, we are not currently in compliance with the revenue covenants of our debt facility with Hercules Technology Growth Capital. Hercules has not accelerated or otherwise made demands for any amounts owing under this agreement. We are currently in discussions with Hercules regarding an amendment to this debt facility, which would bring us into compliance. We currently anticipate completing this amendment prior to the filing this month of our annual report on Form 10-K for the year ended December 31st, 2015.

With that, I'll turn it back to Dan for closing comments.

Mr. Dan Myers: Thanks, Rick.

We increased the impact of ILUVIEN in 2015 by launching in the critical US market and progressing in current European countries. While we wait for the opportunity to expand organically into additional international markets, we've aligned with proven commercial partners where it makes sense to do so, including in the Middle East.

We continue to believe that the DME market is underserved by other treatments, and recent studies consistently report that 35 to 50 percent of patients fail to gain significant benefit from treatment with anti-VEGF therapies. As I've already said, very recent data from the DRCR Net Protocol T confirms that, at 24 months, there is no significant difference between approved anti-VEGF therapies for DME. There is a clear need for further effective options like ILUVIEN.

Our road forward is challenging as we are establishing a paradigm change, bringing the only long term continuous delivery implant to this large population of patients who require persistent treatment of this disease. Each day, we are more and more encouraged by the real world data that we are seeing. The data supports both the safety and efficacy of ILUVIEN. We are excited about the future, which includes planned presentations at key ophthalmic meetings this year where we plan to share new data, including as early as this May.

We look forward to sharing this and other news on our next call in May, and I thank you for joining us today and for your interest in Alimera Sciences. I'll now turn the call over to the moderator to begin our Q&A session.

Operator: Certainly. Ladies and gentlemen, if you would like to ask a question at this time, please press star, one on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. And you may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Once again, that is star, one to ask a question at this time.

Our first question comes from the line of Caroline Corner with Cantor Fitzgerald. Please go ahead with your question.

Ms. Caroline Corner: Hi, guys. Thank you for the color today. So, looking at your January and February revenues, you mentioned that they came in a bit lower than expected. You mentioned that, you know, converting customers to the actual injection after they signed up for an injection is taking longer than you thought. Can you walk us through a little bit what's happening there, given that these patients are, you know, going blind? They've already deferred some injections from 4Q into first Q, but why are we not pulling the trigger and actually getting these injections done?

And then can you also talk a little bit about what you're gonna be doing in order to change--just actually drive the injections to actually happen?

Mr. Rick Eiswirth: Sure. So, Caroline, you know, unfortunately, the answer to that question is somewhat it depends because there's a variety of what happens out there in the workplace. You have some physicians that will submit a benefit investigation, get that benefit investigation completed within a week and schedule that patient to come back in and treatment them for the DME with ILUVIEN right away. In other circumstances, you have a physician that determines that they would like to use ILUVIEN on a patient, they will submit the benefit investigation, but at the visit when they make that determination, they will inject that patient with an Ozurdex or an EYLEA or a Lucentis, and those patients then are therefore treated for two to three months, four months on the outside, depending on how far this doctor wants to stretch out the treatment with Ozurdex, and then that patient gets injected.

So, we think that the average time is somewhere between two to three months, you know, that it takes to get that converted. We are looking at better ways to make sure that each one of our individual reps can track the open BIs that they have within the HIPAA rules and the privacy rules we have with those patients, but allowing those reps to track the open BIs so that they can be following up with the practices to make sure that those patients are rescheduled on a timely basis.

Ms. Caroline Corner: Okay, thanks. And then you said that you had 312 accounts open as of the end of the year before the J-code was in place. That was up from I think about 160 in second quarter, so that's solid progress there. How many accounts total do you see? And with the J-code as you see it, is that a big gating factor for opening accounts?

Mr. Rick Eiswirth: You know, we think there's somewhere between 1,000 and 1,500 accounts probably out there that we would be targeting. So, you know, there's probably 20 to 30 percent penetration, depending on how you want to look at that. You know, we did have some accounts that opened up that actually called us proactively after January 1st that withheld treatment on the J-code. I don't want to mislead you and say that that's a huge number. You know, more of it is us going back and approaching all those accounts where J-code was cited as an issue and pushing those.

We have seen an increase in accounts in January and February, so we do think that's continuing to grow. And, you know, some of that is the impact of the J-code.

Ms. Caroline Corner: Okay. And then, just the last one from me is, you know, you've talked a little bit about, you know, driving towards profitability, especially, you know, you're in a bit of a cash crunch right now. Do you think that the peak sells of ILUVIEN--in some of your comments before, we've talked about, you know, what is that number. Assuming that ILUVIEN's only targeting the DME market, where do you see that number for peak sales for ILUVIEN - like at 400 million or so? And where do you think you need to be in order to hit profitability?

Mr. Rick Eiswirth: You know, Caroline, we've never given guidance on what we thought the peak would be, although I wouldn’t refute your number. I don't think anybody here at Alimera has their enthusiasm dampened for the long term prospects of this product. We do have the advantage of knowing that this product works, and we get anecdotal evidence from doctors and patients in the field on a daily basis of success stories with ILUVIEN.

It is taking a little bit longer than we wanted it to because some of the challenges on reimbursement, and we just simply have a higher priced product. And we are facing competition in the marketplace. But, we think we will get there.

We are determined to manage the company to break even EBITDA in the fourth quarter of this year, and that's the challenge we have in front of us. We're very focused on that in Europe, and we do think that the demand from the BIs that we've seen over the course of January and February that

Dan alluded to, exceeding what we saw in the fourth quarter is a good indication that that demand is there and we will be able to grow sales throughout 2016.

Ms. Caroline Corner: Okay, great. Thank you very much.

Operator: Our next question comes from the line of Boris Peaker with Cowen and Company. Please go ahead with your question.

Mr. Boris Peaker: Good morning. So, I just want to explore a little more about this compliance with debt covenants. Could you comment how far away were you from it and, you know, what are the conditions in the debt agreement if the covenant is not met?

Mr. Rick Eiswirth: Well, Boris, we haven't disclosed the specific guidance and projections that we provided Hercules, so, you know, we're not prepared to do it on this call. I think it's safe to say we obviously missed our own internal projections that we had shared with Hercules there. You know, the reality is Hercules does have all the remedies, many remedies. They could effectively call the debt if they chose to do so, but as we stated in the call, they haven't done that. And we sort of have an agreement to work forward over the next 10 days before that K is issued to complete that renegotiation and put us back in compliance.

Mr. Boris Peaker: I see. So, is there a monthly check? So, for example, in March and April, could they wait to see those numbers, or you need to basically resolve it based on just January and February data?

Mr. Rick Eiswirth: Historically, there has been a monthly check, but part of the amendment that we're working on will address that prospectively.

Mr. Boris Peaker: Gotcha. And also, from just a patient flow perspective, are you getting patients that were previously treated on Ozurdex, or I guess what fraction maybe of patients that are on ILUVIEN have been previously on Ozurdex versus new to a delayed steroid?

Mr. Rick Eiswirth: We certainly are getting patients that have been on Ozurdex before. I think that there are certain physicians out there that may use alternative steroids as the check or the test to see if--how a patient might respond from an IOP perspective to a steroid before they treat with ILUVIEN. But, for the foreseeable future, I think the assumption is that the vast majority of patients will have received an Ozurdex or more than one Ozurdex before they're on an ILUVIEN.

You know, Dan alluded to earlier how we are definitely seeing a shift in the marketplace of physicians being able to early identify a patient that is not responding sufficiently to an anti-VEGF therapy, and doctors are making that change faster. We are certainly seeing that in Europe and beginning to see some of that trend in the US. I think we will continue to face the same challenge with Ozurdex for a while in that physicians may want to do multiple Ozurdex, and we need to work on getting them to make that switch sooner.

As Dan also alluded to in his comments, we believe the data out there in the marketplace and data that continues to emerge indicates that Ozurdex simply doesn't drive the same level of efficacy as

ILUVIEN did in its clinical trials or does in clinical practice and that we will eventually be able to convert those doctors on an earlier time schedule.

Mr. Boris Peaker: Gotcha. And my last question is, you mentioned that there was some, I guess, warehousing of patients for the beginning of 2016 due to J-codes coming online. Curious--.

Mr. Rick Eiswirth: --Yes, we do know that there was some deferral in the fourth quarter of physicians either giving us a benefit investigation in the month of December and saying not to run it until January when the new insurance benefits would be in place, and we also had some resubmissions from physicians involved that identified a doctor that submitted a benefit investigation in, you know, October, November or December, and because of the lag I had referenced earlier in speaking with Caroline, those patients rolled over into 2016, and they resubmitted a benefit investigation. So, we do know that there's a substantial number out there that we're in the process of trying to convert.

Mr. Boris Peaker: No, I understand that, but my question was do you have a sense in terms of sales revenue how much was rolled over into 1Q from 4Q that otherwise maybe would have been captured in 4Q if not for this J-code coming up?

Mr. Rick Eiswirth: You know, it would be an estimate, Boris, and I don't think we're prepared to try to estimate that on this call today.

Mr. Boris Peaker: Okay, great. Well, thank you for taking my questions.

Operator: Thank you. And again as a reminder, you may press star, one on your telephone keypad to ask a question at this time.

Our next question comes from the line of Jim Molloy with Laidlaw. Please go ahead with your question.

Mr. Jim Molloy: Hey, guys. Thanks for taking my question. I was wondering if you could talk a little bit here into March almost through first quarter on the trend in fourth quarter due to the issues you addressed about the J-code, you know, obviously down 22 percent quarter to quarter, not what you were looking for. And is that a trend that is continuing in the first quarter, or has that dramatically changed, or is it flat? I mean, any idea how the first quarter's looking compared to the third quarter to fourth quarter trend last year?

Mr. Dan Myers: Well, Jim, I can answer that from a BI standpoint. As Rick has said, we're not prepared on this call to give guidance into the first quarter on a revenue basis. But, as you look at BIs, which have traditionally been a leading indicator for us, January, February has been very encouraging as it relates to BIs that are coming through. Some of that's J-code, kind of as Boris mentioned warehousing, if you will. But, if you just take new patient BIs, which is of course the demand created by the--we think our sales force being in the office and the issuance of the permanent J-code, we've certainly seen an uptick of new patients over the previous quarter. In addition, of course, we've got the lag of patients that came out of January.

So, right now, if you look at what we think is kind of the leading indicator of demand, from that standpoint, we're pretty close to what we expected to see as demand in January and February. So, that's the good news.

As I said earlier and as Rick's reiterated, the conversion of that "demand" that's pretty much on track where we expected into actual revenue has been a little bit slower than we anticipated.

So, I guess if I can look at the quarter without getting into the actual numbers, right now, I think we feel pretty good about the demand creation per our expectations, but certainly, we'd have to confess that we're a little more optimistic that, with the permanent J-code, the system would be more fluid, and it would see those patients moving through with less of a lag time. As Rick said, it's still taking somewhere between two and three months for a BI to become a sale. And so, of course, that makes it very difficult. And kind of the wild card for the quarter - how many of those BIs that have built up in January and February that looks encouraging will actually occur into--will turn into sales that occur in March, or will they drift into April, which of course has an impact on whether that's a first quarter sale or a second quarter sale.

So, you know, I really almost think we have to kind of see the effect of this over the course of two quarters because you could see movement from, you know, the last part of March into the first part of April that you would argue is sort of first quarter demand but may not be reflected in revenue till either March or April or May.

Mr. Jim Molloy: In the--thank you. In the fourth quarter last year, did the non-deferred BIs--you mentioned a lot of BIs--said, hey, will till--you know, I want to put the benefit investigation in, but don't activate it till January because I want to wait for the J-code. But, the actual BIs that came in and weren't waiting for the J-code, were they down sharply in the fourth quarter in line with ILUVIEN? I guess I'm trying to get an idea of how, historically over the last year, how indicative have the BIs been of sales pull through.

Mr. Rick Eiswirth: Yeah. Jim, I would say that, you know, October and November were pretty consistent with what we'd seen earlier in the year. You did see a very sharp tail off in December, which I think generally what we said about the fourth quarter was a result of both the seasonality and physicians wanting to wait to inject into January and February, you know, with the J-code. So, you did definitely see a tail off in December.

Mr. Jim Molloy: Yeah, thank you. And then, in the real world experience, been out there for a year now, how--I know you mentioned previously, in the real world, it seems to be working better than in the trials. How has the incidence of IOP been in compared to the trials, and so the incidents of surgery to correct IOP as compared to in the trials in--over the last year?

Mr. Dan Myers: Well, yes, and that's one of the comments I had made about trying to get a lot of the real world experience that's been very positive in Europe into the US market. And, you know, we're gonna begin that with the Royal College of Ophthalmology presentations in May. That was my reference earlier. And how much of that we can, staying in compliance in the US, of course, bring into the US market I think is a real critical piece of our marketing over the next six months.

But, to answer your question specifically, we've now got over 4,000 injections globally. Maybe 60 percent of that or so is in the EU. And at this point in time, we still only have reported or have had reported to us two incidents of filtration surgery or glaucoma surgery, as some people like to call it, which if you remember in our trial and what some of our competitors and some of the US doctors continue to reference was about 5 percent in the FAME data set, of course reminding you that the FAME Trial was done back in 2005 through 2008. And of course, we know a lot more about DME and how to treat DME now almost a decade later.

So, we still remain very encouraged that the actual incident rate of glaucoma filtration surgery, which at the end of the day is what the doctors are most worried about--I certainly know managing IOP is a concern, and retina specialists will have to grow to learn how to manage IOP. I think it's just a way of life as we move forward, looking at the treatment paradigm of steroids now being more applicable to DME. We're just gonna--we're gonna continue to grow and learn about managing it.

I think when you talk to doctors specifically in the US, they're concerned about the incidence of glaucoma surgery, and we continue to be very bullish in that, at this point in time now, after two and a half years launched, we still have only had two filtration surgeries in the world. So, I feel very good about the safety profile as it relates to the surgical procedures.

Mr. Jim Molloy: Two out of 4,000, certainly lower than 5 percent - that's a good number. Looking at expenses--.

Mr. Dan Myers: --And, Jim, let me--just to contextualize that, though, to be fair, you know, about--not all of those patients have been completely through the three years. But, now we have hundreds of patients who have completed three years. Certainly, the 2 percent--or excuse me--the two incidents were of that early group. So, while one could suggest that, well, you have 4,000 injections, not all of them have been exposed to the treatment with a steroid for three years. But, still, even if it's 2 percent--two cases out of just several hundred, we still feel very good about that. But, clearly, we want to keep watching that. But, I think early on right now, we feel very bullish.

Mr. Jim Molloy: Excellent. And then, Rick, you had mentioned, in the fourth quarter, you're expecting to be EBITDA breakeven by fourth quarter '16 if you hit your internal projections. Does that--what does that say about your expenses? I mean, your R&D up about 4 million from the prior year--can you walk through, are those gonna say consistent, G&A, sales and marketing? Do they need to move dramatically, stay roughly where they are if you hit your numbers? And can you walk through what gets spent on R&D and what the 14.8 million is being used for?

Mr. Rick Eiswirth: Yeah, I think, overall, what you'll see is that the expense run rate that you're seeing in the fourth quarter, which was fairly consistent with what you saw in the third quarter, will stay about the same, so--for 2016. The R&D spend is really a lot more around the medical affairs side of things right now. It's the medical science liaisons and scientific communications, medical communications in the field to support, you know, building the knowledge base of ILUVIEN. It's the things and the discussions that our medical team can have that our sales reps can't have out in the field to drive the awareness of ILUVIEN. It's also the 800 patient registry study that's being run in Europe as part of the regulatory requirement there but that will also provide us some real world evidence over the course of 2016.

And it's also the Paladin Study where we are, you know, looking at what the side effect profile of an ILUVIEN looks like, you know, after that prior course of corticosteroids.

Mr. Jim Molloy: Great. Thank you very much for taking my questions.

Mr. Rick Eiswirth: Uh-huh.

Operator: Thank you. And next we have a follow up question from the line of Caroline Corner with Cantor Fitzgerald. Please go ahead with your question.

Ms. Caroline Corner: Hi, guys. So, just looking at that two to three month lag that you talked about when patients are coming in and getting treated with something else while they're waiting for the benefits investigation, that makes sense and explains why we'd sit a bit of a delay, but when do you feel like you'll be comfortable giving us revenue guidance? When do you think this is gonna shake out where you'll be able to predict actual adoption? Should we expect to get some revenue guidance on the July call, or what are your thoughts there?

Mr. Rick Eiswirth: I would probably say it's more likely gonna be the July call before we would consider doing that at this point.

Ms. Caroline Corner: Okay, thanks. That's helpful.

Operator: Okay, thank you. Well, this concludes today's question and answer session. I'd like to turn the floor bask to Dan Myers.

Mr. Dan Myers: Yes. Well, thanks again for your attendance on the website and call. I appreciate the questions and the opportunity to explain further how our performance and our excitement going forward. We look forward to our earnings call in May and giving you a further update on progress with ILUVIEN. Thank you.

Operator: Thank you. This concludes today's teleconference. You may disconnect your lines at this time, and thank you for your participation.

THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF ALIMERA’S CONFERENCE CALL AND WHILE EFFORTS WERE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL